Exhibit 8.2


                 [Letterhead of Gallop, Johnson & Neuman, L.C.]

                                 August 31, 2000



Maverick Tube Corporation
16401 Swingley Ridge Road, Suite 700
St. Louis, Missouri  63017

Ladies and Gentlemen:

         We have acted as counsel to Maverick Tube Corporation, a Delaware corporation ("Maverick"), in connection with the preparation and filing of the Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), on July 21, 2000 for the purpose of registering 16,463,302 shares of Maverick common stock to be issued from time to time for the exchangeable shares (the "Exchangeable Shares") of Maverick Tube (Canada) Ltd., an Alberta corporation. In addition, Maverick and Prudential Steel Ltd. ("Prudential") have prepared, and we have reviewed, a Joint Management Information Circular and Proxy Statement (the "Joint Proxy Statement") which was filed in definitive form on Schedule 14A on August 11, 2000 and which is attached as an exhibit to the Form 8-K dated August 30, 2000, and is thereby incorporated by reference in the Registration Statement. The Joint Proxy Statement relates to the proposed combination of the businesses of Maverick and Prudential upon the terms and conditions set forth in the Combination Agreement dated as of June 11, 2000 and the exhibits thereto (the "Combination Agreement") to be implemented by means of an exchange of Prudential shares (other than shares of holders who perfect their appraisal rights) for Exchangeable Shares pursuant to a plan of arrangement in substantially the form set forth as Exhibit A to the Combination Agreement (the "Plan of Arrangement").

         In connection with this opinion, we have examined the Registration Statement, the Joint Proxy Statement, the Combination Agreement and such other documents and corporate records as we have deemed necessary or appropriate in order to enable us to render the opinion below. For purposes of this opinion, we have assumed (i) the validity and accuracy of the documents and corporate records that we have examined and the facts and representations concerning the registration of shares of Maverick common stock that have come to our attention during our engagement and (ii) that the issuance of shares of Maverick common stock pursuant to the Registration Statement will be consummated in the manner described in the Registration Statement.

         Subject to the assumptions set forth above, the assumptions and qualifications set forth in the Registration Statement under the heading "Information About Tax Considerations - U.S. Federal Income Tax Considerations" (the "Discussion"), the limitations set forth in the succeeding three paragraphs and the fact that the Discussion is a summary and does not purport to discuss all possible United States federal income tax consequences of exchanging Exchangeable Shares, we hereby confirm, as to matters of U.S. federal income tax law, our opinion contained in the Registration Statement under the caption "Information About Tax Consequences--U.S. Federal Income Tax Considerations."


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

         We express no opinion as to the federal, state, local, foreign or other tax consequences, other than as set forth in the Discussion. Further, there can be no assurances that the opinion expressed herein will be accepted by the Internal Revenue Service (the "IRS") or, if challenged, by a court. We also note that the Registration Statement does not relate to a specific exchange of Exchangeable Shares for shares of Maverick common stock. Accordingly, the above-referenced description of United States federal income tax considerations may, under certain circumstances, require modification in the context of an actual exchange of Exchangeable Shares for shares of Maverick common stock after the date hereof. This opinion is delivered in accordance with the requirements of Item 601(b)(8) of Regulation S-K under the Securities Act.

         In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended, Treasury Department regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the IRS and such other authorities as we have considered relevant (collectively, the "Authorities"). It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time (possibly with retroactive effect). A change in the Authorities or the accuracy or completeness of any of the information, documents, corporate records, covenants, statements, representations or assumptions on which our opinion is based could affect our conclusions. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any changes (including changes that have retroactive effect) (i) in applicable Authorities or (ii) in any information, document, corporate record, covenant, statement, representation or assumption stated herein which becomes untrue or incorrect.

         This letter is furnished to you solely for use in connection with the Registration Statement and is not to be used, circulated, quoted or otherwise referred to for any other purpose without our express written permission. In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm name under the headings "Legal Matters" and "Information About Tax Considerations - U.S. Federal Income Tax Considerations" in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                                            Very truly yours,


                                            /s/ Gallop, Johnson & Neuman, L.C.

                                            Gallop, Johnson & Neuman, L.C.


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